AMENDED AND RESTATED



                  LIMITED LIABILITY COMPANY OPERATING AGREEMENT



                                       OF



                               CE GENERATION, LLC











Operating Agmt Execution Version

                                TABLE OF CONTENTS


                                TABLE OF CONTENTS

                                                                        Page

ARTICLE I...................................................................1

DEFINITIONS AND CHARACTERIZATION............................................1
  1.1. Definitions..........................................................1
  1.2. Tax Characterization.................................................4

ARTICLE II..................................................................4

FORMATION...................................................................4
  2.1. Organization.........................................................4
  2.2. Name.................................................................4
  2.3. Term.................................................................4
  2.4. Registered Agent and Office..........................................4
  2.5. Principal Office.....................................................4
  2.6. Qualified in Other Jurisdictions.....................................5

ARTICLE III.................................................................5

PURPOSE; NATURE OF BUSINESS.................................................5
  3.1. Purpose..............................................................5

ARTICLE IV..................................................................5

ACCOUNTING AND RECORDS......................................................5
  4.1. Records to be Maintained.............................................5
  4.2. Tax Returns and Reports; Accounting..................................6
  4.3. Information..........................................................6
  4.4. Confidentiality......................................................7

ARTICLE V...................................................................7

MEMBERS.....................................................................7
  5.1. Membership Classes...................................................7
  5.2. Names and Addresses..................................................7
  5.3. Admission of New Members.............................................7

ARTICLE VI..................................................................7

MANAGEMENT; RIGHTS AND DUTIES OF MEMBERS....................................7
  6.1. Management...........................................................8
  6.2. Operations..........................................................11

  6.3. Other Opportunities.................................................13
  6.4. Liability...........................................................14
  6.5. Exculpation and Indemnification.....................................14

ARTICLE VII................................................................14

CONTRIBUTIONS AND CAPITAL ACCOUNTS.........................................15
  7.1. Contributions.......................................................15
  7.2. No Obligation to Restore Deficit Balance............................15
  7.3. Withdrawal; Successors..............................................15
  7.4. Interest............................................................15
  7.5. No Personal Liability...............................................15

ARTICLE VIII...............................................................16

DISTRIBUTIONS..............................................................16

ARTICLE IX.................................................................16

TRANSFER OF INTERESTS......................................................16
  9.1. Transfer of Interests...............................................16
  9.2. Conditions to Transfer..............................................16
  9.3. Electric Utility....................................................17
  9.4. QF True Up..........................................................17

ARTICLE X..................................................................18

DISSOLUTION AND WINDING UP.................................................18
 10.1. Dissolution.........................................................18
 10.2. Effect of Dissolution...............................................18
 10.3. Distribution of Assets on Dissolution...............................18
 10.4. Winding Up and Filing Articles of Cancellation......................19

ARTICLE XI.................................................................19

MISCELLANEOUS..............................................................19
 11.1. Notices.............................................................19
 11.2. Amendment; Waiver; Decisions........................................19
 11.3. Resolution of Disputes..............................................19
 11.4. Headings............................................................19
 11.5. Binding Agreement...................................................20
 11.6. Enforcement.........................................................20
 11.7. Saving Clause.......................................................20
 11.8. Counterparts........................................................20
 11.9. Governing Law.......................................................20
 11.10. No Rights of Creditors and Third Parties under Agreement...........20
 11.11. General Interpretive Principles....................................21

 11.12. Entire Agreement...................................................21
 Schedule 1
 Exhibit A - Joinder Agreement

                              AMENDED AND RESTATED

                  LIMITED LIABILITY COMPANY OPERATING AGREEMENT

                                       OF

                               CE GENERATION, LLC



     This Amended and Restated Limited Liability Company Operating Agreement of CE Generation, LLC, a Delaware limited liability company (the "Company"), is made by and among the Company, MidAmerican Energy Holdings Company, an Iowa corporation and successor to CalEnergy Company, Inc. ("MEHC") and El Paso Merchant Energy North America Company, a Delaware corporation and successor to El Paso Power Holding Company ("El Paso") as of August 1, 2002.

     WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del C. ss.18-101, et seq., as amended from time to time (the "Act"), by filing a Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware and entering into this Agreement; and

     WHEREAS, El Paso (Class A) and MEHC (Class B) each hold 50% of the ownership interests in the Company;

     WHEREAS, MEHC and El Paso desire to amend and restate the Limited Liability Company Operating Agreement dated February 9, 1999.

     NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the Company, MEHC and El Paso, hereby adopt the following provisions:

                                   ARTICLE I.

                        DEFINITIONS AND CHARACTERIZATION

     1.1. Definitions. In addition to the other terms defined elsewhere in this Agreement (as defined below), the following terms shall have the meanings set forth below:

     Affiliate. Any Person, directly or indirectly, controlling, controlled by or under common control with such Person and any director, officer, employee, consultant or agent of such Person.

     Agreement. This Amended and Restated Limited Liability Company Operating Agreement including all amendments adopted in accordance with this Agreement and the Act.

     Board. The Board of Directors of the Company.

     Business Day. Any day other than Saturday, Sunday or such other day on which banking institutions in New York, New York, are authorized or obligated to close.

     Capital Account. The account maintained for a Member determined in accordance with Article VII.

     Capital Contribution. Any contribution of Property to the Company made by or on behalf of a Member.

     Certificate. The Certificate of Formation of the Company, as amended from time to time and filed in the Office of the Secretary of State of the State of Delaware.

     Class A Interests. The Class A Interests representing 50% of the common equity of the Company and entitling the holder to the rights described herein.

     Class B Interests. The Class B Interests representing 50% of the common equity of the Company and entitling the holder to the rights described herein.

     Code. The Internal Revenue Code of 1986, as amended.

     Development Agreement. The certain agreement by and among the Company, MEHC and El Paso Power Holding Company executed as of the Closing Date as defined in the Purchase Agreement.

     Director. A person duly appointed to the Board in accordance with Section 6.1.

     Dissolution Event. An event, the occurrence of which will result in the dissolution of the Company under Article X.

     Electric Utility. An "electric utility," "electric utility holding company" or a combination thereof, as such terms are used in 18 C.F.R. ss. 292.206 or any successor provision, any Subsidiary of any of the foregoing, or any other Person in which any of the foregoing holds an interest which, if such Person owned a Class A Interest, would be deemed to result in any portion of such Class A Interest being held by any of the foregoing. Any determination of who is an Electric Utility shall be made by the Board.

     FERC. The Federal Energy Regulatory Commission, or any successor agency.

     Fiscal Year. The calendar year.

     Imperial Valley Projects. The meaning set forth in the Purchase Agreement.

     Interests. The Class A Interests and Class B Interests taken together or individually as the context may require.

     IPPCo Debt. shall mean the $400 million indebtedness of the Company issued prior to the Closing as defined in the Purchase Agreement.

     Member. The Persons, other than the Company, executing this Agreement as Members and any new Members added in accordance with this Agreement.

     Membership Admission. The sale or issuance by the Company of any Interest to any Person, whether or not such Person, immediately prior to the time of such sale or issuance, was a Member.

     Officer. The Persons appointed pursuant to Section 6.1(f).

     Person. An individual, trust, estate, corporation, partnership, joint venture, limited liability company, business trust, unincorporated association, or a government or agency or political subdivision thereof.

     Power Purchase Agreements. The power sale contracts pursuant to which each Project sells electricity.

     Projects.   The  Company's  interests  in  certain  generating  facilities, commonly known as Salton Sea Units I, II, III, IV and V, CE Turbo, Del Ranch, Elmore, Vulcan, Leathers, PRL, Yuma and Saranac.

     Property. Any property, real or personal, tangible or intangible, including money and securities, and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.

     Purchase Agreement. The Equity Purchase Agreement dated February 21, 1999 between MEHC, as Seller, and El Paso, as Buyer, for the purchase of the Class A Interests.

     PURPA. The Public Utility Regulatory Policies Act of 1978, as amended.

     QF. A power plant which has qualified as a "small power production facility" or a "cogeneration facility" as such terms are defined in PURPA.

     QF Project. Any Project which has obtained the status of a QF until such time as the Board determines to terminate the QF status, or such Project is otherwise determined not to be a QF by FERC.

     Securities Act. The Securities Act of 1933, as amended.

     Subsidiary. Any corporation or other entity (including partnerships and other business associations and joint ventures) in which the Company directly or indirectly owns 10% or more of the equity securities.

     Tax Regulations. The federal income tax regulations promulgated by the United States Treasury Department under the Code as such Tax Regulations may be amended from time to time. All references herein to a specific section of the Tax Regulations shall be deemed also to refer to any corresponding provision of succeeding Tax Regulations.

     Transfer. Any sale assignment, pledge, hypothecation, abandonment or other disposition or encumbrance whether or not for consideration.

     Zinc Recovery Project. That certain zinc extraction facility located in Imperial Valley, California, owned by CalEnergy Minerals LLC and all future expansions thereof and future minerals extraction facilities developed in the vicinity of the Projects located in Imperial Valley, California.

     1.2. Tax Characterization. It is intended that the Company be characterized and treated for federal, state and local income tax purposes as the Directors shall determine from time to time.


                                   ARTICLE II.

                                    FORMATION

     2.1. Organization. The Members hereby continue the Company as a Delaware limited liability company pursuant to the provisions of the Act.

     2.2. Name. The name of the Company is CE Generation, LLC, and all business of the Company shall be conducted under that name, or one or more fictitious names as the Board may determine from time to time.

     2.3. Term. The existence of the Company shall be perpetual, unless the Company shall be sooner dissolved and its affairs wound up in accordance with the Act or this Agreement.

     2.4. Registered Agent and Office. The registered agent for the service of process and the registered office of the Company shall be that Person and location set forth in the Certificate. The Members or the Board may, from time to time, change the registered agent or office through appropriate filings with the Office of the Secretary of State of the State of Delaware. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Members or Board shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be.

     2.5. Principal Office. The Principal Office of the Company (the "Principal Office") shall be located at: 302 South 36th Street, Suite 400-Z, Omaha, Nebraska 68131, Attn: General Counsel, or at such other address as the Company may have furnished in writing.

     2.6. Qualified in Other Jurisdictions. The Members shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business. Any member of the Board, any Officer or any person appointed by the Board as an authorized person within the meaning of the Delaware Act, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.


                                  ARTICLE III.

                           PURPOSE; NATURE OF BUSINESS

     Purpose. The Company's business and purpose is to (i) to engage in the ownership and operation of the Projects, (ii) to issue the IPPCo Debt, (iii) if approved by the Board, to construct new projects, (iv) if approved by the Board, to pursue new generation facilities, to engage in activities incidental to the foregoing (including financing activities), and any and all lawful business activities which may be approved by the Board from time to time for which limited liability companies may be organized under the Act.


                                   ARTICLE IV.

                             ACCOUNTING AND RECORDS

     4.1. Records to be Maintained. The Company shall maintain the following records at the Principal Office:

     (a) a current list of the full name set forth in alphabetical order and last known mailing address of each Member, together with information relating to each Member's Capital Contributions and Membership Interest;

     (b) a copy of the Certificate and all amendments thereto, together with executed copies of any powers of attorney pursuant to which the Certificate or any such amendment has been executed;

     (c) a copy of the Company's federal, state and local income or information tax returns and reports for the three most recent Fiscal Years; and

     (d) the Company's books and records, including financial statements, permits and insurance of the Company, which shall be open to inspection by the Members or their agents at reasonable times.

     4.2. Tax Returns and Reports; Accounting. The Company, at its own expense, shall cause its accountants to prepare and timely file income tax returns of the Company in all jurisdictions where such filings are required, and the Company shall cause its accountants to prepare and deliver to each Member, within ninety
(90) days after the expiration of each Fiscal Year or as soon as practicable thereafter, at the Company's expense, all information with respect to the Company required by the Code and the Tax Regulations for the preparation of the Members' federal income tax returns. The Company shall use the accrual method of accounting in the preparation of its financial reports and for tax purposes and shall keep its books and records accordingly.

     4.3. Information.

     (a) Requested Information. With reasonable promptness, the Company shall furnish each Member or Director with such other data and information as from time to time may be reasonably requested. Any written or electronic data of the Company provided to a Member shall also be contemporaneously provided to the other Member or Members. With respect to holders of the Class A Interests, information shall be provided to the Technical Director. The Company acknowledges that its obligations under this Section 4.3(a) shall not limit the rights of its Members or Directors under applicable law to obtain information and other materials from the Company.

     (b) Management Reporting. The Officers shall cause to be prepared and delivered to the Board or a designated officer of each Member, within thirty
(30) days after the end of each quarter (and monthly to the extent such reports are available), reports which are conventional for the power generation industry presenting timely and relevant information on the financial and operational performance of the Company and its assets. In addition to the foregoing, the Officers shall prepare and deliver to the Board (i) within sixty (60) days after the end of each Fiscal Year, a balance sheet of the Company and its Subsidiaries as at the end of such year and statements of income and cash flows of the Company and its Subsidiaries for such year, setting forth in comparative form the figures for the previous Fiscal Year, audited and certified by a nationally recognized accounting firm acting as the independent public accountants of the Company; (ii) within thirty (30) days after the end of each fiscal quarter (other than year-end), an unaudited balance sheet of the Company and its Subsidiaries as at the end of such quarter and statements of income and cash flows for the Company and its Subsidiaries for such quarter, setting forth in comparative form the figures for the same fiscal quarter for the previous year;
(iii) with reasonable promptness, such other financial information and reports as from time to time may be requested by the Board, including, without limitation, production reports, management reports and efficiency data.

     (c) Inspection. From and after the date hereof, the Company will permit, upon reasonable prior notice and at such Member's sole cost and expense, each holder of more than 5% of the outstanding Interests, its nominee, assignee or its representative to visit and inspect any of the properties of the Company and its Subsidiaries, to examine all their books of account, records, reports (including tax records and returns) and other papers and to make copies and extracts therefrom, during normal business hours, subject to appropriate confidentiality requirements.

     4.4. Confidentiality. As much of the information and other material furnished under or in connection with this Agreement (whether furnished before, on or after the date hereof) constitutes or contains confidential business, financial or other information of the Company, its Subsidiaries or the Projects, each Member covenants for itself and its directors, officers, partners and stockholders that it will not disclose such confidential information and will cause its respective officers, directors, employees, counsel, accountants and other representatives to abide by such confidentiality obligations; provided, however, that such Member may disclose or deliver any information or other material disclosed to or received by the Member should such disclosure or delivery be required by law or regulation provided that it provides prior notice to the Company so that the Company may seek an appropriate protective order, if applicable.

                                   ARTICLE V.

                                     MEMBERS

     5.1. Membership Classes. The Company shall have two classes of membership interests, Class A Interests and Class B Interests. The Class A Interests and Class B Interests shall each represent 50% of the common equity of the Company and shall each be entitled to 50% of the voting rights and 50% of any distributions, and otherwise have the rights as set forth in this Agreement.

     5.2. Names and Addresses. The names and addresses of the Members of each class are as stated on Schedule 1.

     5.3. Admission of New Members. The Members may effect, at their sole discretion, a Membership Admission by the prior written consent of both (i) the holders of a majority of the Class A Interests and (ii) the holders of a majority of the Class B Interests; provided, however, that at no time while any Project remains a QF may such Membership Admission be effected if it will cause an Electric Utility, or more than one Electric Utility in the aggregate, to own more than 50% of the equity of the Company or otherwise cause any Project to lose its QF status.


                                   ARTICLE VI.

                    MANAGEMENT; RIGHTS AND DUTIES OF MEMBERS

     6.1. Management. (a) Board. The Company shall be managed exclusively by or under the direction of a Board of Directors (the "Board"), consisting of six Directors, three of whom shall be appointed by the holders of the Class A Interests and three of whom shall be appointed by the holders of the Class B Interests; provided, that, no person appointed by the holders of the Class A Interests shall be an Electric Utility. No Director or Officer of the Company is a "manager" (within the meaning of the Act) of the Company. Following their appointment, Directors shall serve until (i) removal, (ii) resignation or (iii) election of a successor by the holders of the applicable class of Interests, whichever occurs first. Directors may be removed at any time, with or without cause, by the holders of the class of Interests appointing such Director.

     (b) Authority of the Board. Except as provided in Section 6.2,

     (i) The Board, acting as a group or through the Officers, has sole authority to manage the Company and is authorized to make any contracts, enter into any transactions, make and obtain any commitments and take any and all actions on behalf of the Company to conduct or further the Company's business. Any action taken by the Directors or Officers on behalf of the Company in accordance with the foregoing provisions shall constitute the act of and shall serve to bind the Company;

     (ii) Each Director has one vote in Board decisions; (iii) Action by the Board requires either

     (A) a resolution approved by the affirmative vote of at least four of the Directors present at a meeting of the Board, (1) scheduled by a prior act of the Directors or called upon at least two business days' written notice signed by at least two Directors or President, and (2) with a quorum present of at least four of the Directors, or

     (B) a written action, signed by at least four of the Directors.

     (c) Meetings of the Board. The Board shall hold annual meetings at such time and at such place as shall be designated by the President and stated in the notice of the meeting. Notice of the annual meeting stating the place, date and hour of the meeting shall be given to each Director not less than ten (10) days before the date of such annual meeting, either personally, by telephone, by mail, by telegram or by any other means of communication. Special meetings of the Board may be called by the Chairman, if any, or the President on three (3) days' notice to each Director, either personally, by telephone, by mail, by telegram or by any other means of communication; special meetings shall be called by the Chairman, if any, or the President or Secretary in like manner and on like notice on the written request of one or more of the Directors.

     (d) Quorum and Acts of the Board. At all meetings of the Board a majority of the Directors shall constitute a quorum for the transaction of business and the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by this Agreement. If a quorum shall not be present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting pursuant to Section 6.1(b)(iii)(B), if such written action is filed with the minutes of the proceedings of the Board.

     (e) Electronic Communications. Directors may participate in a meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

     (f) Officers. The Board shall appoint Officers of the Company (the "Officers") and assign in writing titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to such persons. Any number of offices may be held by the same person. The Board at its annual meetings or any duly convened special meetings may appoint such other Officers as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The salary and bonus, if any, of the President shall be fixed by or in the manner prescribed by the Board.

     (1) The President. The President (the "President") shall be the chief executive officer of the Company, shall have general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect. The President shall be responsible for administering the Administrative Services Agreement on behalf of the Company and for overseeing the provision of services to the Company and the Subsidiaries pursuant thereto. The President shall promptly advise the Board of any issues regarding services rendered or recommendations for additional services under the Administrative Services Agreement, Power Marketing Services Agreement and Fuel Management Services Agreement (each as referenced in Section 6.2(a)(ii) below). The President shall see that each Member and the Technical Director are provided with and have reasonable access to information and data of the Company, including without limitation information and data provided or received by the Company in connection with contracts between the Company and a Member or affiliate of a Member all Records. The salary and bonus of the President shall be set by the Board. If the office of President is vacant, the Board shall endeavor to promptly appoint a President. In the event the office of President is vacant for a period of more than thirty (30) consecutive days, each Member shall cause its Chief Executive Officer (in the case of El Paso, the Chief Executive Officer of El Paso Corporation) to meet and attempt to reach agreement on the appointment of a President.

     (2) The Technical Director. Subject to the direction of the Board, the Technical Director (the "Technical Director") shall be responsible for (i) overseeing activities related to optimizing the commercial contracts, (ii)
optimization of project economic value, including power sales and fuel management, (iii) reviewing proposed repairs, replacements and other capital expenditures, and (iv) assisting the President in developing and implementing the Annual Budget. The Technical Director shall be afforded reasonable access to all information and data of the Company and meetings of the Board. The Technical Director shall maintain his/her principal office, during regular business hours, at the Administration Building of the Projects located in Imperial County, California. Subject to Board ratification, the holders of the Class A Interests shall appoint the Technical Director and only the Board shall remove the Technical Director. The holders of the Class A Interests shall be responsible for the costs and expenses, without reimbursement, of the Technical Director which are attributable to the Technical Director's salary, bonus, benefits and travel-related expenses. The Company shall provide, at its cost and expense, office space and supplies, communications access and furniture for the Technical Director at the Administration Building in Imperial County, California.

     (3) Vice Presidents. The Vice Presidents (each, a "Vice President") shall perform such duties and have such powers as the Board may from time to time prescribe.

     (4) The Treasurer. The Treasurer (the "Treasurer") shall have the custody of the Company funds and securities and shall keep full and accurate accounts or receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and the Board, at its annual meetings, or when the Board so requires, an account of all of the Treasurer's transactions and of the financial condition of the Company.

     (5) The Secretary. The Secretary (the "Secretary") shall attend all meetings of the Board and record all proceedings of the meetings of the Board in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the Board, and shall perform such other duties as may be prescribed by the Board or the President, under whose supervision the Secretary shall be.

     (g) Operating Committee. The Board may, appoint an Operating Committee (the "Operating Committee"). The Operating Committee shall be comprised of (a) two members to be selected by the Directors appointed by the holders of the Class A Interests and (b) two members to be selected by the Directors appointed by the holders of the Class B Interests. The Operating Committee shall meet as required in person or by phone, and no less than monthly, prior to each Board meeting to
(i) with respect to Company issues that do not require Board approval, discuss and recommend resolution of such issues as delegated to the Operating Committee by the Board, (ii) with respect to Company issues which do require Board approval and issues unresolved by the Operating Committee not otherwise requiring Board approval, discuss and make recommendations to the Board for such issues as delegated to the Operating Committee by the Board and (iii) perform such other duties as may be prescribed by the Board. At each Board meeting, the Operating Committee will report on its activities and decisions and make recommendations to the Board for those issues that require Board approval and issues resolved or unresolved by the Operating Committee not otherwise requiring Board approval. Once appointed, the Operating Committee shall remain in effect until the Board elects otherwise.

     (h) Binding. Unless otherwise determined by the Board or as otherwise set forth in this Agreement, each Officer has the authority to bind the Company.

     (i) Nonliability of Directors and Officers for Acts or Omissions in Their Official Capacity. To the full extent permitted by the Act, all Directors and Officers appointed thereby are released from liability for damages and other monetary relief on account of any act, omission, or conduct in the Director's or such Officer's managerial capacity. No amendment or repeal of this section affects any liability or alleged liability of any Director or Officer for any acts, omission, or conduct that occurred prior to the amendment or repeal.

     6.2. Operations. (a) Restrictions. Without the approval of a majority of the Board (including at least one Director appointed by the holders of the Class A Interests and at least one Director appointed by the holders of the Class B Interests) or the approval of the holders of a majority of the Interests, the Company shall not take (and, subject to paragraph (b) below, shall cause its Subsidiaries and controlled Affiliates not to take) the following actions:

     (i) provide guarantees, indemnities, loans or other forms of financial or credit support in favor of any Member or any of their Affiliates, other than pursuant to arrangements existing as of the date hereof;

     (ii) enter into any other transaction, agreement or arrangement with any Member or any of their Affiliates other than the Administrative Services Agreement dated March 3, 1999, between MEHC and the Company, the Fuel Management Services Agreement dated March 1999, between El Paso Merchant Energy-Gas Company (formerly known as El Paso Energy Marketing Company) and the Company, and the Power Marketing Services Agreement dated March 1999, between El Paso Merchant Energy, L.P. (formerly known as El Paso Power Services Company) and the Company, each as amended from time to time; provided that any amendments proposed to be entered into after the date hereof shall require approval under this Section 6.2(a);

     (iii) adopt the annual operating, capital and maintenance budget (the "Annual Budget") for any Project other than changes reasonably necessary in the case of emergencies including the Company's 1999 operating budget presented to the Board on or before May 1, 1999 and approved by May 31, 1999. This budget shall include all existing project capital expenditure requirements, all direct project revenues, costs and expenses as well as the direct costs of Services as addressed in agreements with Affiliates of a Member which are included in the existing 1999 Project Annual Budgets. Any other costs shall only be included in the Annual Budget with the approval of the Board;

     (iv) make any capital expenditures, acquire any assets or expand or modify any Project at a cost of more than $100,000 for any single capital expenditure, acquisition, expansion or modification, or $500,000 in the aggregate per Project for any series of capital expenditures, acquisitions, expansions or modifications (or such other amounts as may be fixed from time to time by the Board), in each case, other than pursuant to the Annual Budget for such Project or relating to the replacement or repair of such Project in the ordinary course of business or such as are reasonably necessary in the case of emergencies;

     (v) liquidate, file for bankruptcy, reorganize, dissolve or wind up;

     (vi) merge or consolidate with or into any other Person;

     (vii) transfer, sell, lease or otherwise dispose of its assets other than in the ordinary course of business) having a value in excess of $250,000 to or in favor of a third party unless included in an approved budget;

     (viii) issue, repurchase or redeem any Interest in the Company or any securities convertible or exchangeable for any such Interest; (ix) incur indebtedness for borrowed money (or enter into any related guarantee, pledge or security arrangement) in excess of $1 million, except for refinancings of existing debt outstanding principle and accrued interest plus transaction and closing costs on commercially reasonable terms;

     (x) enter into any contractual or other agreement or commitment that would exceed $100,000 in any year (or $500,000 over the life of the contract) (or such other amount as may be fixed from time to time by the Board), other than in the ordinary course of business or pursuant to the Annual Budget;

     (xi) adopt, or modify in any material respect, the Company's distribution policy, as described in Article VIII hereof, other than pursuant to the Company's financing documents, its organizational documents or rating agency requirements;

     (xii) enter into any material amendment to the Company's organizational documents;

     (xiii) make any material modification to or enter into any material amendment of any Power Purchase Agreement or any other material Project agreement;

     (xiv) initiate or settle any litigation or other adversary or regulatory proceeding involving claims in excess of $100,000 and will provide at least three Business Days prior notice to the Directors before initiating any litigation, adversarial or regulatory proceeding, and will provide as much notice as reasonably practicable prior to settling any such proceeding.

     (xv) take any action with respect to a change in the QF status of any Project;

     (xvi) make any material tax election, settle any material tax litigation or controversy, select any agents or employees to manage any material tax litigation or controversy, file any material tax returns (including any amendments thereto), or make any material tax payments;

     (xvii) establish or modify material accounting practices and procedures;

     (xviii) select independent accountants;

     (xix) make any determination as to the amount and timing of any additional Capital Contributions to the Company;

     (xx) enter into any joint venture or any new project other than pursuant to the Purchase Agreement and Development Agreement ; and

     (xxi) waive any material rights the Company or any of its Subsidiaries may have in respect of any Member

     (xxi) make any other material decision not in the ordinary course of business.

     (b) Subsidiaries. The above clauses (other than clauses (viii), (xi), (xii) and (xix)) shall apply to all Subsidiaries and controlled Affiliates of the Company as well as to the Company itself.

     (c) Annual Budget. The Officers shall prepare and deliver to the Board, no later than September 30 of each year a proposed Annual Budget for the next Fiscal Year and a meeting of the Board shall be held prior to October 31 or such early date as may be required by project documents to take action to approve the Annual Budget for the forthcoming year. In the event the Board cannot reach agreement as to the Annual Budget with respect to any Project prior to the end of any Fiscal Year, such Project shall continue to be run in accordance with the Annual Budget for the previous year until a new Annual Budget is agreed upon or reached pursuant to the dispute resolution mechanisms set forth in Section 11.3 below; provided that all the items in the last Annual Budget shall be increased for inflation based on the change in the Consumer Price Index - All Urban Consumer, as reported by the U.S. Department of Labor for the most recent 12-month period for which figures are available.

     (d) Additional Actions. Each Member agrees to take all steps reasonably necessary to cause the Company to comply with the provisions of this Section 6.2.

     6.3. Other Opportunities. Except as expressly provided under the Development Agreement, the Company shall have the right to pursue all ventures, activities and opportunities relating to the expansion of its existing Projects at existing sites and all new projects developed on leasehold or fee interests owned by the Company or any of the Subsidiaries, other than with respect to the Zinc Recovery Project and the other mineral recovery and processing rights or projects at the Imperial Valley Projects or at other locations. Except for the rights provided to the Company in the preceding sentence, no Member shall be restricted from independently pursuing any competing or other ventures, activities or opportunities in the independent power production business or any other business. The Board shall evaluate from time to time the feasibility of the Project Subsidiaries that own various Projects becoming "exempt wholesale generators" ("EWG") as defined in Public Utilities Holding Company Act. In the event that the Board determines that such an event is beneficial and in the best interest of the Company with respect to any or all of the Projects, without violating the terms of any material contracts of the Company or any of the Project Subsidiaries, the Company shall apply to FERC for EWG status for the applicable Project Subsidiaries.

     6.4. Liability. No Member, Director or Officer shall be liable as such for any debts, obligations or liabilities of the Company.

     6.5. Exculpation and Indemnification . (a) No Member, Director or Officer appointed thereby shall be liable, directly or indirectly, to the Company or to any other Member for any loss, claim, damage or liability arising from any act or omission performed or omitted by it in connection with this Agreement or in its capacity as a Member, Director or Officer of the Company, except to the extent any such losses, claims, damages or liabilities are primarily attributable to such Member's, Director's or Officer's gross negligence, fraud or willful misconduct.

     (b) The Company shall, to the fullest extent permitted by applicable law, indemnify and hold harmless each Member, Director and Officer against all losses, claims, damages or liabilities to which such Member, Director or Officer, as such, may become subject in connection with any matter arising out of or related to the Company's business or affairs, except (i) to the extent any such loss, claim, damage or liability is finally judicially determined to be primarily attributable to such Member's, Director's or Officer's gross negligence, fraud or willful misconduct or (ii) for economic loss to such Member's membership interest. If a Member, Director or Officer becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising out of or related to the Company's business or affairs, the Company will periodically reimburse such Member, Director or Officer for its legal and other expenses incurred in connection therewith, provided that such Member, Director or Officer shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall be finally judicially determined that such Member, Director or Officer is not entitled to be indemnified by the Company in connection with such action proceeding or investigation. If for any reason (other than the gross negligence, fraud or willful misconduct of such Member, Director or Officer) the foregoing indemnification is unavailable to such Member, Director or Officer, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Member, Director or Officer as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and such Member, Director or Officer on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits (if permitted by applicable law to be taken into account in respect of such contribution) referred to above but also any other relevant equitable consideration.

     (c)  The  reimbursement,  indemnity  and  contribution  provisions  of this
Section 6.5 shall (i) extend upon the same terms and conditions (but only to the extent any loss, claim, damage or liability relates to the business or affairs of the Company) to the directors, officers, employees and Affiliates and agents of the applicable Member and (ii) be reduced (and, if applicable, refunded) by the amount of any insurance or other payments from third parties in respect of an indemnifiable claim hereunder.

                                  ARTICLE VII.

                       CONTRIBUTIONS AND CAPITAL ACCOUNTS

     7.1. Contributions. Each Member has previously made a Capital Contribution to the Company in exchange for the issuance of its Class A Interests or Class B Interests, as applicable.

     7.2. No Obligation to Restore Deficit Balance. Except as required by law, no Member shall be required to restore any deficit balance in its Capital Account.

     7.3. Withdrawal; Successors. A Member shall not be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as specifically provided in this Agreement. No Member holding Class A Interests may withdraw from membership without the consent of the Board.

     7.4. Interest. No Member shall be entitled to earn interest on such Member's Capital Contribution or on any profits retained by the Company.

     7.5. No Personal Liability. No Member shall have any personal liability for the repayment of any Capital Contributions of any other Member.

                                  ARTICLE VIII.

                                  DISTRIBUTIONS

     Except as modified in accordance with Section 6.2(a)(xi) above, the Company's distribution policy shall be to pay quarterly distributions (except as otherwise required by financing documents) on the Interests equal to the Company's net after-tax cash flow after operating expenses and all payments of principal, interest and premiums on the Company's indebtedness and related debt service obligations, in each case, less such amounts the Board determines is required for working capital or applicable reserves. Distributions shall be made equally as between the Class A Interests and the Class B Interests.

                                   ARTICLE IX.

                              TRANSFER OF INTERESTS

     9.1. Transfer of Interests. No holder of Interests shall Transfer any Interests, or any beneficial interest therein, without the consent of the holder or holders of a majority of the Interests of the class other than those proposed to be so Transferred; provided, that (i) such consent may not be unreasonably withheld in connection with the Transfer of all or substantially all of the Interests owned by such holder, (ii) the foregoing shall not prohibit (a) any Transfer to an Affiliate of such transferor unless, with respect to a Transfer of Class A Interests, such Affiliate is an Electric Utility, or such Transfer of Class A Interests otherwise would cause a Project to no longer qualify for QF status, (b) any Transfer resulting from any merger or consolidation of MEHC (or any successor) with or into any other Person, the sale of all or substantially all of its independent power production assets or other change in beneficial ownership of MEHC (or any successor) and (c) any pledge of Interests by MEHC (or any successor) in connection with a financing; and (iii) the withholding of such consent shall be deemed reasonable with respect to the proposed Transfer of any Class A Interests to an Electric Utility or an Affiliate of an Electric Utility or any other Transfer of Class A Interests that would cause a Project to no longer qualify for QF status. Any Transfer or purported Transfer made in violation of this Article IX shall be null and void and of no effect.

     9.2. Conditions to Transfer. No Member shall Transfer any portion of its Interest unless (i) the transferee (if other than another Member) agrees to be bound by this Agreement and executes a counterpart hereof and such further documents as may be necessary, in the opinion of the Company and its counsel, to make it a party hereto (and any such transferee shall then be deemed a Member for all purposes of this Agreement but no such agreement shall relieve the transferor from liability herein); (ii) the permitted transferee (including an Affiliate of the transferor) has executed a Joinder Agreement in the form attached hereto as Exhibit A; and (iii) such transfer is made pursuant to either an effective registration statement under the Securities Act and any applicable state securities laws or an available exemption from the registration requirements of the Securities Act and such laws.

     9.3. Electric Utility. Any holder of the Class A Interests shall not become an Electric Utility or take any other action that would cause any Project to no longer qualify for QF status for as long as the Company owns any direct or indirect interest in any QF. Any such holder of Class A Interests who breaches the foregoing restriction shall indemnify and hold harmless the Company and the other holders of Interests from any losses, costs, damages (including consequential damages), expenses and liabilities resulting from such breach, including, without limitation, any liability to holders of Class B Interests resulting from the application of the provisions of Section 9.4 hereof as a result of such breach.

     9.4. QF True Up.

     (a) If, during the period during which any of the QF Projects remains a QF, there is a sale of the Class B Interests, a QF Project is sold or a QF Project owner or the Company is dissolved, the Board shall have an analysis performed in accordance with the procedures and practices mandated by FERC to determine if such event will result in the loss of QF status for any QF Project. In addition, the Board will have such an analysis performed if at any time facts come to its attention that indicate that entitlement to QF Project benefits through the Company has caused or will cause the aggregate interest of Electric Utilities in any QF Project to exceed fifty percent (50%) of the equity interests in such Project (calculated in accordance with FERC regulations), thereby jeopardizing such Project's QF status.

     (b) If, based on such analysis, the Company is advised by counsel that the QF status of a QF Project is likely to be lost, and the Board concludes that loss of QF status will cause an economic loss to the Company, the parties hereto and the Company shall take the following steps:

     (i) The holders of the Class B Interests will pay any distributions received from each affected QF Project to the holders of the Class A Interests to the extent required to maintain the QF status for the affected QF Projects. If excess distributions have already been paid by the Company, the holders of the Class B Interests will pay an amount sufficient to eliminate such excess to the holders of the Class A Interests (together with interest thereon at an annual rate of 7%). In the event distributions derived from a QF Project which would otherwise be paid to and retained by the holders of the Class B Interests are payable to the holders of the Class A Interests in accordance with the foregoing, distributions payable from other business activities of the Company which, upon advice of counsel or an order from FERC, are determined not to constitute benefits of any affected QF Project, shall be payable by the holders of the Class A Interests to the holders of the Class B Interests to offset, insofar as possible, the loss of distributions otherwise payable on the Class B Interests from the QF Projects.

     (ii) If the foregoing procedure is inadequate to protect the QF status of an affected QF Project, the Board may direct the holder of the Class B Interest to sell Class B Interests to an entity which is not an Electric Utility.

                                   ARTICLE X.

                           DISSOLUTION AND WINDING UP

     10.1. Dissolution. The Company shall be dissolved and its affairs wound up, upon the first to occur of any of the following events (each of which shall constitute a Dissolution Event):

     (a) the disposition for cash and/or liquid securities of all the securities and substantially all of the other Property held by the Company, unless the Company is continued with the consent of the Members;

     (b) the written consent of the Members; and

     (c) the dissolution, expulsion, or withdrawal, if permitted, of any Member unless, within 90 days after such event, the Company is continued by the written consent of the remaining Members.

     10.2. Effect of Dissolution. Upon dissolution, the Company shall not be terminated and shall continue until the winding up of the affairs of the Company is completed and a certificate of cancellation has been issued by the Secretary of State of Delaware.

     10.3. Distribution of Assets on Dissolution. Upon the winding up of the Company, the remaining Members shall take full account of the assets and liabilities of the Company and shall liquidate the assets of the Company as promptly as is consistent with obtaining the fair value thereof. The proceeds of any liquidation shall be applied and distributed in the following order:

     (a) first, to the payment of the debts and liabilities of the Company to creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of such debts and liabilities and to the payment of necessary expenses of liquidation;

     (b) second, to the setting up of any reserves which such Members may deem necessary or appropriate for any anticipated obligations or contingencies of the Company arising out of or in connection with the operation or business of the Company. Such reserves may be paid over by such Members to an escrow agent or trustee selected by such Members to be disbursed by such escrow agent or trustee in payment of any of the aforementioned obligations or contingencies and, if any balance remains at the expiration of such period as such Members shall deem advisable, shall be distributed by such escrow agent or trustee in the manner hereinafter provided;

     (c) then, to the Members equally as between the Class A Interests and the Class B Interests.

     10.4. Winding Up and Filing Articles of Cancellation. Upon the commencement of the winding up of the Company, articles of cancellation shall be delivered by the Company to the Secretary of State of Delaware for filing. The articles of cancellation shall set forth the information required by the Act. The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made and all the remaining Property of the Company has been distributed to the Members.


                                   ARTICLE XI.

                                  MISCELLANEOUS

     11.1. Notices. Notices to the Company shall be sent to the Principal Office of the Company. Notices to the Members shall be sent to their addresses as set forth on Schedule 1 hereto. Any Member may require notices to be sent to a different address by giving notice to the Company and the other Members in accordance with this Section 11.1. Any notice or other communication required or permitted hereunder shall be in writing, and shall be deemed to have been given with receipt confirmed if and when delivered personally, given by prepaid telegram or mailed first class, postage prepaid, delivered by courier, or sent by facsimile, to such Members at such addresses.

     11.2. Amendment; Waiver; Decisions. Amendments to this Agreement may be made from time to time, provided, however, that, except as otherwise provided in the last sentence of this Section 11.2 or elsewhere in this Agreement, no amendment, modification or waiver of this Agreement or any provision hereof shall be valid or effective unless in writing and signed by (i) the holder or holders of a majority of the Class A Interests and (ii) the holder or holders of a majority of the Class B Interests. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of like or different nature. The Members may amend this Agreement in any way necessary, in their reasonable judgment, to effectuate a Membership Admission. Notwithstanding anything in this Agreement to the contrary, any decision to be made or action to be taken by the Members hereunder shall be made or taken by (i) the holder or holders of a majority of the Class A Interests and (ii) the holder or holders of a majority of the Class B Interests.

     11.3. Resolution of Disputes. In the event of any failure of the Board or the Members to reach agreement on any material decision (including, without limitation, those described in Section 6.2 hereof), the chief executive officers and/or President of each of the Members shall meet to attempt to resolve any such dispute in good faith. If agreement cannot be reached between the parties within 15 days, the parties shall be free to pursue any other remedy they may have.

     11.4. Headings. All Article and Section headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any Article or Section.

     11.5. Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their successors, and permitted assigns, except as otherwise provided herein.

     11.6. Enforcement The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. The Company and the Members shall have the right to specific performance of such obligations, and if any party hereto shall institute any action or proceeding to enforce the provisions hereof, each of the Company and the Members hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement,
(b) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of New York.

     11.7. Saving Clause. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction in any respect, then the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the parties shall use their best efforts to amend or substitute such invalid, illegal or unenforceable provision with enforceable and valid provisions which would produce as nearly as possible the rights and obligations previously intended by the parties without renegotiation of any material terms and conditions stated herein.

     11.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

     11.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws or provisions thereof.

     11.10. No Rights of Creditors and Third Parties under Agreement. This Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members, and their successors and permitted assignees. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or any third party shall have any rights under this Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

     11.11. General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

     (a) the terms defined in this Agreement include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

     (b) accounting terms not otherwise defined herein have the meanings given to them in the United States in accordance with generally accepted accounting principles;

     (c) references herein to "Articles", "Sections" and other subdivisions without reference to a document are to designated Articles, Sections and other subdivisions of this Agreement;

     (d) a reference to a paragraph without further reference to a Section is a reference to such paragraph as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions;

     (e) the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

     (f) where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person; and

     (g) the term "include" or "including" shall mean without limitation by reason of enumeration.

     11.12.   Entire   Agreement.   This   Agreement   constitutes   the  entire
understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

                        [SIGNATURES APPEAR ON NEXT PAGE]

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date hereof.

CE GENERATION, LLC

By:__/s/ Douglas L. Anderson__
Name:    Douglas L. Anderson
Title:  Senior Vice President


MIDAMERICAN ENERGY HOLDINGS COMPANY


By:__/s/ Douglas L. Anderson
Name:  Douglas L. Anderson
Title:  Senior Vice President



EL PASO MERCHANT ENERGY NORTH AMERICA COMPANY


By:__/s/ John L. Harrison___
Name:  John L. Harrison
Title:  Senior Vice President, Chief Financial Officer and Treasurer

                                   SCHEDULE 1



     El Paso Merchant Energy North America Company      100% of Class A Interest
     1001 Louisiana Street
     Houston, TX  77002


     MidAmerican Energy Holdings Company, Inc.          100% of Class B Interest
     302 South 36th Street
     Suite 400-Z
     Omaha, Nebraska 68131

                                                                    Exhibit A

                                JOINDER AGREEMENT



     Joinder Agreement, dated as of this ___ day of _____ ____, by and between CE Generation, LLC., a Delaware limited liability company (the "Company"), and the undersigned (the "New Investor").

     Reference is made to that certain Amended and Restated Limited Liability Company Operating Agreement (the "Operating Agreement"), dated as of August 1, 2002, by and among the Company, MidAmerican Energy Holdings Company, El Paso Merchant Energy North America Company and the other holders of interests in the Company from time to time party thereto, as the same may from time to time be amended.

     By executing this Joinder Agreement, the New Investor hereby agrees to be bound by the terms of the Operating Agreement as if it were an original signatory to the Operating Agreement and shall be entitled to all of the rights and benefits afforded to, and shall be subject to all the restrictions and obligations of the Members (as defined in the Operating Agreement) thereunder.

     The New Investor hereby represents and warrants that (i) it is a [corporation] duly organized, validly existing and in good standing under the laws of []and has the power and authority to execute and deliver this Agreement and perform its obligations hereunder, (ii) the execution, delivery and performance of this Agreement has been authorized by the [board of directors] of the New Investor and no other approval or authorization is necessary and (iii) the execution, delivery and performance of this Agreement does not conflict with or violate the terms of its [Certificate of Incorporation] or By-laws or any agreement to which it is a party or may be bound.

     IN WITNESS WHEREOF, the parties hereto have executed this Joinder Agreement as of the date first above written.

                                      By:___________________________
                                      Name:
                                      Title:

Agreed to and Accepted by:

CE Generation, LLC


---------------------------
Name:
Title: